NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon Refining Krotz Springs, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon Krotz Springs provides update on Louisiana operations

         DALLAS, TEXAS, May 20, 2011 - Alon Refining Krotz Springs, Inc. (the "Company") today provided an update on the operation of the Company's refinery located in Krotz Springs, Louisiana.
The Company has completed construction of an additional levee to fully protect the refinery.  Paul Eisman, the Company's CEO and President, commented “We very much appreciate the help we've received from the State of Louisiana, the City of Krotz Springs and the U.S. Army Corps of Engineers in the construction of the levee protecting the refinery and the city.  This cooperative effort led to the construction of the levee in less than a week.   We would especially like to thank Governor Jindal for his leadership and involvement in marshaling the resources to help make this happen.”
Due to supply disruptions caused by high water levels, the Company intends to temporarily shut down the refinery. Crude deliveries and refinery operations are expected to resume in June. During this shutdown, the Company intends to conduct maintenance work that was originally scheduled for the third quarter which will cause the impact of this shutdown on annual crude runs to be minor.
Alon Refining Krotz Springs, Inc., a subsidiary of Alon USA Energy, Inc. (NYSE: ALJ), owns and operates a high conversion crude oil refinery in Krotz Springs, Louisiana with a crude oil throughput capacity of approximately 83,000 barrels per day. The Krotz Springs refinery is located on the Atchafalaya River with direct access to the Colonial products pipeline and the Exxon crude system and services markets in the Southern and Eastern United States. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003.
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